Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treaurer and VP Investor Relations
(651) 787-1068

NEWS RELEASE

April 28, 2011

DELUXE REPORTS FIRST QUARTER 2011 RESULTS

•	Diluted EPS of $0.63; adjusted EPS of $0.75 exceeds high end of outlook

•	Consolidated revenue of $349.8 million grows 4%; Small Business Services segment revenue also grows 4%

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported first quarter revenue of $349.8 million, up 4% compared to the prior year and at the high end of the Company’s previous outlook. Adjusted diluted earnings per share (EPS) from continuing operations of $0.75 exceeded outlook and compared favorably to $0.73 in the prior year. Adjusted diluted EPS for 2011 excludes losses on debt repurchases related to the retirement of a portion of the Company’s long-term debt due in 2012 and 2014. Adjusted diluted EPS for both periods excludes restructuring costs related to cost reduction initiatives. Adjusted diluted EPS for 2010 also excludes the impact of transaction-related costs associated with acquisitions. Earnings were better than the Company’s previous outlook for the current period due primarily to favorable product mix.

Reported diluted EPS was $0.63 on net income of $32.6 million in the first quarter of 2011 and was $0.65 on net income of $33.4 million in the first quarter of 2010. Results for 2011 include pre-tax losses of $8.3 million, or $0.10 per diluted share, related to debt repurchases and $1.5 million, or $0.02 per diluted share, of restructuring-related costs associated primarily with infrastructure consolidations. Results for 2010 included restructuring and transaction-related costs of $0.6 million.

“We delivered another strong quarter and are off to a solid start to the year,” said Lee Schram, CEO of Deluxe. “Both Small Business Services and Direct Checks grew over last year, while Financial Services was flat sequentially from the fourth quarter. Checks and forms both performed well against our expectations and services revenue grew 19 percent over the prior year. In addition, we took advantage of a favorable high yield bond market and strengthened our capital structure by refinancing a portion of our long-term debt.”

First Quarter Performance
Revenue for the quarter was $349.8 million compared to $335.1 million during the first quarter of 2010 with growth in Small Business Services and Direct Checks offsetting declines in Financial Services. Small Business Services segment revenue of $200.0 million was $7.7 million higher than the comparable 2010 quarter as the benefit of price increases and growth in business services, the Safeguard distributor channel and the Canadian businesses more than off-set the decline in check and form usage. Financial Services revenue was flat compared to fourth quarter 2010 and $13.4 million lower than the first quarter of 2010 due to lower revenue per order and order volume, partially offset by growth in non-check services. Direct Checks revenue increased $20.4 million due to the April 2010 acquisition of Custom Direct, Inc.

Gross margin was 65.6 percent of revenue compared to 64.7 percent in 2010. The favorable impacts of price increases, the Company’s continued cost reduction initiatives and product mix were partially offset by increased material costs and delivery rates.

Selling, general and administrative (SG&A) expense increased $12.7 million in the quarter compared to 2010. Increased SG&A expense associated with the Custom Direct acquisition and our brand awareness campaigns were partially offset by benefits from the continued execution of our cost reduction initiatives.

Operating income in 2011 was $67.5 million compared to $69.0 million in the first quarter of 2010. Operating income was 19.3 percent of revenue compared to 20.6 percent in the prior year.

Reported diluted EPS decreased $0.02 from the prior year driven by the loss on debt repurchases and increased restructuring-related costs, partly offset by a $3.4 million charge to income tax expense in 2010 due to the impact of health care legislation, as well as a lower effective tax rate in 2011.

First Quarter Performance by Business Segment
Small Business Services revenue was $200.0 million versus $192.3 million in 2010. Revenue was higher in the quarter as growth in business services, the Safeguard distribution channel and the Canadian businesses, as well as the benefit of price increases, more than offset volume declines in checks and forms. Operating income in 2011 increased to $35.8 million from $29.1 million in 2010.

Financial Services revenue was $88.0 million compared to $101.4 million in 2010. The impact of a price increase and higher non-check services revenue in 2011was more than offset by the amortization of a 2009 contract settlement in 2010 and lower order volumes caused by check usage declines. Operating income in 2011 decreased to $15.7 million from $24.0 million in 2010.

Direct Checks revenue was $61.8 million compared to $41.4 million in 2010. The Custom Direct acquisition in April 2010 contributed $22.4 million in the quarter which was partly offset by lower order volume resulting from the continued decline in check usage. Operating income in 2011 was $16.0 million, compared to $15.9 million in 2010.

Cash Flow Performance
Cash provided by operating activities for the first quarter of 2011 totaled $61.1 million, an increase of $8.4 million compared to 2010. The increase was due primarily to stronger operating performance partially offset by higher contract acquisition and interest payments.

Business Outlook
In early April 2011, the Company purchased Bankers Dashboard, a provider of online tools that provide banks with daily access to their financial position, for $35 million in cash, plus 193,498 shares of restricted common stock. The acquisition is expected to be EPS neutral in 2011, after including acquisition related amortization expense.

The Company stated that for the second quarter of 2011, revenue is expected to be between $340 and $348 million. Adjusted diluted EPS is expected to be between $0.66 and $0.71, including an estimated $0.02 per diluted share of higher interest expense primarily associated with the new 2019 senior unsecured notes. The second quarter outlook excludes $0.03 related to restructuring and transaction costs. For the full year, revenue is expected to be between $1.385 and $1.420 billion, and adjusted diluted EPS is expected to be between $2.90 and $3.10, including an estimated $0.05 per diluted share of higher interest expense primarily associated with the new 2019 senior unsecured notes. The full year outlook excludes $0.17 related to losses on long-term debt repurchases and restructuring and transaction-related costs. The Company also stated that it expects operating cash flow to be between $215 million and $230 million in 2011. Capital expenditures are expected to be approximately $35 million.

“Our focus is on driving profitable revenue growth for the Company,” Schram stated. “We saw good momentum in Small Business Services during the first quarter and are gaining confidence that our strategy will enable us to deliver on our growth commitments.”

Quarterly Dividend
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of $0.25 per share on all outstanding shares of the Company. The dividend will be payable on June 6, 2011 to shareholders of record at the close of business on May 23, 2011. The Company had 51,416,732 shares outstanding as of April 26, 2011.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. ET (10:00 a.m. CT) to review the financial results. All interested persons may listen to the call by dialing 1-866-383-7998 (access code 47416099). The presentation also will be available via a simultaneous webcast at www.deluxe.com in the news and investor relations section. An audio replay of the call will be available through midnight on May 12 by calling 1-888-286-8010 (access code 98653998). The presentation will be archived on Deluxe’s web site.

About Deluxe Corporation
Deluxe Corporation’s vision is to be the best at helping small businesses and financial institutions grow. Through its various businesses and brands, the Company helps small businesses and financial institutions better grow, operate and protect their businesses. The Company uses direct marketing, a North American sales force, financial institution and telecommunication client referrals, the internet and independent distributors and dealers to provide its customers a wide range of customized products and services. The Company produces personalized printed products, such as checks, forms, business cards, stationery, greeting cards and labels, as well as promotional products, marketing materials and retail packaging supplies. In addition, the Company offers a growing suite of business services, including web design and hosting, fraud protection, payroll, logo design, search engine marketing, business networking and other web-based services. In the financial services industry, the Company sells check programs and services which help financial institutions build lasting relationships with their clients, including fraud prevention, customer acquisition, regulatory and compliance, direct mail marketing analytics and profitability programs. The Company also sells personalized checks, accessories and other services directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross margin; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, fraud monitoring and protection, regulatory compliance and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2010.

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2011 and 2010 and our outlook for 2011. The Company’s management believes that adjusted earnings per share (EPS) is a useful financial measure because certain items during 2011 and 2010 (restructuring and related costs, transaction-related costs, losses on repurchases of debt and the tax impact of health care legislation) impact the comparability of reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Adjusted EPS from continuing operations reconciles to reported EPS from continuing operations as follows:

	Outlook	Actual
	First Qtr. 2011	-	-
	(provided on Jan.	First Qtr.	First Qtr.
	27, 2011)	2011	2010
Adjusted EPS from continuing operations	$0.68 to $0.73	$0.75	$0.73
Net loss on repurchases of debt	—	(0.10)	—
Restructuring-related costs	—	(0.02)	—
Tax impact of health care legislation	—	—	(0.07)

Reported EPS from continuing operations	$0.68 to $0.73	$0.63	$0.66

	Outlook
	Second Qtr.	Total Year
	2011	2011
Adjusted EPS from continuing operations	$0.66 to $0.71	$2.90 to $3.10
Net loss on repurchases of debt	—	(0.10)
Restructuring-related costs	(0.02)	(0.06)
Transaction-related costs	(0.01)	(0.01)

Reported EPS from continuing operations	$0.63 to $0.68	$2.73 to $2.93

Financial Highlights
DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2011		2010
Revenue	$349.8		$335.1
Cost of goods sold, including restructuring charges	120.2	34.4%	118.3	35.3%

Gross profit	229.6	65.6%	216.8	64.7%
Selling, general and administrative expense	160.7	45.9%	148.0	44.2%
Net restructuring charges (reversals)	1.4	0.4%	(0.2)	(0.1%)

Operating income	67.5	19.3%	69.0	20.6%
Loss on early extinguishment of debt	(7.0)	(2.0%)	—	—
Interest expense	(12.0)	(3.4%)	(10.5)	(3.1%)
Other income (expense)	0.1	—	(0.4)	(0.1%)

Income before income taxes	48.6	13.9%	58.1	17.3%
Income tax provision	16.0	4.6%	24.3	7.3%

Income from continuing operations	32.6	9.3%	33.8	10.1%
Net loss from discontinued operations	—	—	(0.4)	(0.1%)

Net income	$32.6	9.3%	$33.4	10.0%

Weighted average dilutive shares outstanding	51.9		51.2
Diluted earnings (loss) per share:
Continuing operations	$0.63		$0.66
Discontinued operations	—		(0.01)
Net income	0.63		0.65
Continuing operations:
Capital expenditures	$8.4		$9.8
Depreciation and amortization expense	19.7		15.4
Number of employees-end of period	5,656		5,804
Non-GAAP financial measure — EBITDA(1)	$80.3		$84.0
Non-GAAP financial measure — Adjusted	88.8		84.6
EBITDA(1)

(1)	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA and Adjusted EBITDA because we believe they are useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes, the accounting effects of capital investments (i.e., depreciation and amortization) and in the case of Adjusted EBITDA, certain items (i.e., restructuring and related costs, transaction-related costs, and loss on debt retirements), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles and interest expense in the current year and in previous years have been significantly impacted by acquisitions. Certain transactions in 2011 and 2010 also impacted the comparability of reported net income. We believe that measures of operating performance which exclude these impacts are helpful in analyzing our results. We also believe that an increasing EBITDA and Adjusted EBITDA depict increased ability to attract financing and an increase in the value of our business. We do not consider EBITDA and Adjusted EBITDA to be measures of cash flow, as they do not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA or Adjusted EBITDA to be substitutes for operating income or net income. Instead, we believe that EBITDA and Adjusted EBITDA are useful performance measures which should be considered in addition to GAAP performance measures. EBITDA and Adjusted EBITDA are derived from net income as follows:

	Quarter Ended March 31,
	2011	2010
Adjusted EBITDA	$88.8	$84.6
Restructuring and related costs	(1.5)	(0.4)
Transaction-related costs	—	(0.2)
Loss on early extinguishment of debt	(7.0)	—

EBITDA	80.3	84.0
Income tax provision	(16.0)	(24.3)
Interest expense	(12.0)	(10.5)
Depreciation and amortization expense	(19.7)	(15.4)
Net loss from discontinued operations	—	(0.4)

Net income	$32.6	$33.4

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
Cash and cash equivalents	$31.9	$17.4	$16.3
Other current assets	161.4	153.9	164.0
Property, plant & equipment-net	119.6	120.2	118.9
Intangibles-net	145.5	155.1	143.4
Goodwill	726.0	725.9	659.6
Other non-current assets	132.2	136.2	129.8

Total assets	$1,316.6	$1,308.7	$1,232.0

Short-term debt	$-	$7.0	$-
Other current liabilities	206.8	204.5	230.9
Long-term debt	739.2	748.1	745.1
Deferred income taxes	49.4	46.8	30.0
Other non-current liabilities	73.6	76.1	84.8
Shareholders’ equity	247.6	226.2	141.2

Total liabilities & shareholders’ equity	$1,316.6	$1,308.7	$1,232.0

Shares outstanding	51.4	51.3	51.3

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2011	2010
Cash provided (used by):
Operating activities:
Net income	$32.6	$33.4
Depreciation and amortization of intangibles	19.7	15.4
Contract acquisition payments	(4.5)	(0.6)
Other	13.3	4.5

Total operating activities	61.1	52.7

Investing activities:
Purchases of capital assets	(8.4)	(9.8)
Payments for acquisitions	—	(0.7)
Net change in marketable securities	—	2.0
Other	—	(0.3)

Total investing activities	(8.4)	(8.8)

Financing activities:
Net change in debt	(22.0)	(26.0)
Dividends	(12.9)	(12.8)
Share repurchases	(6.0)	—
Shares issued under employee plans	5.6	1.4
Other	(3.3)	(3.3)

Total financing activities	(38.6)	(40.7)
Effect of exchange rate change on cash	0.4	0.3

Net change in cash and cash equivalents	14.5	3.5
Cash and cash equivalents: Beginning of period	17.4	12.8

Cash and cash equivalents: End of period	$31.9	$16.3

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2011	2010
Revenue:
Small Business Services	$200.0	$192.3
Financial Services	88.0	101.4
Direct Checks	61.8	41.4

Total	$349.8	$335.1

Operating income: (1)
Small Business Services	$35.8	$29.1
Financial Services	15.7	24.0
Direct Checks	16.0	15.9

Total	$67.5	$69.0

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(1) Operating income includes the following restructuring and related costs and transaction-related costs:

	Quarter Ended March 31,
	2011	2010
Small Business Services	$0.7	$0.6
Financial Services	0.5	0.1
Direct Checks	0.3	(0.1)

Total	$1.5	$0.6

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters ended March 31, 2011 and 2010. The Company’s management believes that operating income by segment, excluding restructuring and transaction-related costs in each period, is a useful financial measure because these items impacted the comparability of reported operating income during 2011 and 2010. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND RELATED COSTS AND TRANSACTION-RELATED COSTS
(In millions)

	Quarter Ended March 31,
	2011	2010
Adjusted operating income: (1)
Small Business Services	$36.5	$29.7
Financial Services	16.2	24.1
Direct Checks	16.3	15.8

Total	$69.0	$69.6

(1) Operating income excluding restructuring and transaction-related costs reconciles to reported operating income as follows:

	Quarter Ended March 31,
	2011	2010
Adjusted operating income	$69.0	$69.6
Restructuring and transaction-related costs:
Small Business Services	(0.7)	(0.6)
Financial Services	(0.5)	(0.1)
Direct Checks	(0.3)	0.1

Total	(1.5)	(0.6)

Reported operating income	$67.5	$69.0

# # #